EXHIBIT 99-2


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

SUMMARY

The Company generates its revenue from continuing operations by providing travel marketing and distribution services to travel agencies, corporate travel departments and travel suppliers using the SABRE system, to consumers using the Travelocity.com Web site and to businesses using GetThere products, from the development and marketing of airline solutions and from products and services offered by emerging businesses. During 2000, the Company generated approximately 82.8% of its revenue from Travel Marketing and Distribution services, approximately 7.4% from Travelocity.com, 0.6% from GetThere and 9.2% from Airline Solutions and Emerging Businesses. The Company's consolidated operating margins for continuing operations were 8.9%, 18.0% and 18.4% for the years ended December 31, 2000, 1999 and 1998, respectively.

For the three years ended December 31, 2000 total operating expenses have increased $503 million, or 39.8% from $1,265 million at December 31, 1998 to $1,768 million at December 31, 2000 due to the Company's growth, business acquisitions, incremental costs of the Company's Year 2000 efforts and expenses associated with certain long term outsourcing agreements. The Company's primary expenses consist of salaries, benefits, other employee-related costs, depreciation and amortization, communication costs and customer incentives.

EDS TRANSACTION

Effective on July 1, 2001, the Company and EDS completed the sale of the Company's infrastructure Outsourcing Business contracts, web hosting contracts and IT infrastructure assets and associated real estate to EDS for approximately $661 million in cash, pursuant to the Asset Purchase Agreement. The Company also entered into agreements with EDS for (i) EDS to manage the Company's IT systems for 10-years (the "IT Outsourcing Agreement"), and (ii) the Company and EDS to jointly market certain IT services and software solutions to the travel and transportation industries (the "Marketing Agreements"). The Company used the entire $661 million of the sale proceeds to reduce existing debt. See Note 2 to the Consolidated Financial Statements for additional information regarding this transaction.

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SEASONALITY

The following table sets forth quarterly financial data for the Company (in millions except per share data and percents):

                                                   First            Second             Third           Fourth
                                                  Quarter           Quarter           Quarter          Quarter
                                              ---------------  ----------------  ---------------- ----------------
2000
----
Revenues                                          $  479.1           $  501.4         $  495.6         $  464.6
Operating income (loss)                               76.3               74.9             60.8            (39.1)
Operating margin                                      15.9%              14.9%            12.3%            (8.4)%
Income from discontinued operations, net          $   16.3           $   15.9         $    4.4         $   11.4
Net earnings (loss)                               $   65.6           $   63.4         $   44.4         $  (29.4)
Earnings (loss) from continuing operations
     per common share, basic                      $    .38           $    .37         $    .31         $   (.32)
Earnings (loss) from continuing operations
    per common share, diluted                     $    .38           $    .37         $    .31         $   (.32)
Earnings (loss) from discontinued operations
   per common share, basic                        $    .13           $    .12         $    .03         $    .09
Earnings (loss) from discontinued operations
   per common share, diluted                      $    .10           $    .09         $    .03         $    .09
Direct reservations booked using the SABRE
   system                                              106                103               98               87
Total reservations booked using the
   SABRE system                                        125                122              117              103

1999
----
Revenues                                          $  439.1           $  446.3         $  435.1         $  378.5
Operating income                                      91.5               96.4             78.7             38.8
Operating margin                                      20.8%              21.6%            18.1%            10.3%
Income from discontinued operations, net          $   12.7           $    (.3)        $   25.9         $    3.1
Net earnings                                      $   92.7           $   63.5         $   78.5         $   97.3
Earnings (loss) from continuing operations
    per common share, basic                       $    .61           $    .49         $    .41         $    .73
Earnings (loss) from continuting
    operations per common share, diluted          $    .61           $    .48         $    .40         $    .73
Earnings (loss) from discontinued operations
   per common share, basic                        $    .10           $    .00         $    .20         $    .02
Earnings (loss) from discontinued operations
   per common share, diluted                      $    .10           $    .00         $    .15         $    .02
Direct reservations booked using the SABRE
   system                                               99                 97               94               80
Total reservations booked using the
   SABRE system                                        116                115              112               96

The travel industry is seasonal in nature. Bookings, and thus fees charged for the use of the SABRE system, decrease significantly each year in the fourth quarter, primarily in December, due to early bookings by customers for travel during the holiday season and a decline in business travel during the holiday season. See Note 16 to the Consolidated Financial Statements for further information on quarterly financial results.


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AGREEMENTS WITH AMR AND AMERICAN

The Company, AMR and American have various agreements, collectively referred to as the "AMR Agreements". These agreements included an agreement for the provision of marketing support by American for certain of the Company's products (the "Marketing Cooperation Agreement"), an agreement for the provision of management services by American to the Company (the "Management Services Agreement"), agreements for the provision of travel services by American to the Company and its employees (the "Corporate Travel Agreement" and the "Travel Privileges Agreement"). The rates under the agreements are adjusted or renegotiated from time to time, and current rates may represent an increase or decrease over previous rates. The financial terms of the AMR Agreements were applied to the Company's operations commencing January 1, 1996.

The Company entered into an Information Technology Services Agreement with American (the "Technology Services Agreement") to provide American with certain information technology services. The base term of the Technology Services Agreement expires June 30, 2006. The Technology Services Agreement and related IT assets and personnel have been transferred to EDS as part of the EDS Transaction (see Note 2 to the Consolidated Financial Statements). Substantially all of the services under the Technology Services Agreement will now be provided by EDS. The Company may receive additional payments from EDS for those assets, depending on the amount of revenues received by EDS under the Technology Services Agreement. The terms of the services to be provided to American by EDS, however, vary. Certain software applications development and maintenance services were retained by the Company under a new agreement with American. The Company also transferred to American approximately 200 employees who had been providing dedicated support services.

AGREEMENTS WITH EDS

On March 14, 2001, the Company entered into agreements with Electronic Data Systems Corporation ("EDS") which provide for (i) the sale of the Company's infrastructure outsourcing business and information technology ("IT") infrastructure assets and associated real estate to EDS (the "Asset Purchase Agreement"), (ii) a 10-year contract with EDS to manage the Company's IT systems (the "IT Outsourcing Agreement"), and (iii) agreements between the Company and EDS to jointly market IT services and software solutions to the travel and transportation industries (the "Marketing Agreements").

Effective on July 1, 2001, the Company and EDS completed the sale of the Company's infrastructure outsourcing contracts, web hosting contracts, and IT infrastructure assets and related real estate to EDS for approximately $661 million in cash, pursuant to the Asset Purchase Agreement. Up to approximately $31 million of this amount is contingently refundable to EDS based, in part, upon the amount of revenues received by EDS from US Airways under its outsourcing contract during the 30 months following the close of the transaction. In addition, the Company may receive aggregate additional payments from EDS for these assets ranging from $6 million to $25 million on April 15, 2003 and 2004, depending on the amount of revenues received by EDS under certain other airline outsourcing contracts. The Company intends to use the entire $661 million of the cash proceeds from the sale to reduce existing debt.

The assets transferred included the Company's: outsourcing contracts with American, US Airways, Gulf Air, and Dollar/Thrifty Rent-A-Car; and data centers, network and desktop and mid range computer systems. Those assets were used for the Company's outsourcing business and for transaction processing in its travel marketing and distribution segment, including the operation of the Sabre(R) global distribution system ("SABRE system"). Approximately 4,000 of the Company's employees, located mostly in the United States, were transitioned to employment with EDS upon closing of the transaction.

The Company retained its core travel marketing and distribution business, including: the line of business related to contracts with travel suppliers and travel agency subscribers for participation in the Sabre system; the Company's investment in the Travelocity.com(SM) consumer on-line business and GetThere(TM) corporate on-line booking business; and contracts with travel suppliers, travel agencies and online travel sites for Web site development and booking engine services. The Company plans to continue to focus its business on remaining the global leader in all channels of travel distribution.

The Company also retained contracts and assets that are directly related to its core travel marketing and distribution business. Those include its multihost business, which provides internal reservation systems for airline customers; contracts to provide software applications development, maintenance and licensing; the Company's intellectual property assets, including its software applications portfolios; and the eMergo(TM) suite of airline solutions offered by the Company as an online application service provider.

Under the IT Outsourcing Agreement, EDS will provide, manage and operate the Company's IT infrastructure, including data center management, applications hosting, selected applications development, data assurance, and network management services. The term of the IT Outsourcing Agreement is 10 years. The IT Outsourcing Agreement is expected to generate future cost savings for the Company.

Under the Marketing Agreements, the Company and EDS will jointly market certain IT services and software solutions to the travel and transportation industries. As part of the marketing relationship, EDS will contribute $20 million toward enhancing and promoting the Company's portfolio of airline software solutions. EDS has also agreed to move its travel bookings to the Company's Sabre system and to implement the Company's GetThere corporate booking platform in its organization. For further information about the transaction with EDS and the financial statement presentation of discontinued operations, see Note 2 to the Consolidated Financial Statements.


RESULTS OF OPERATIONS

2000 COMPARED TO 1999

REVENUES. Total revenues from continuing operations for the year ended December 31, 2000 increased approximately $242 million, 14.2%, compared to the year ended December 31, 1999, from $1,699 million to $1,941 million. Travel Marketing and Distribution revenue increased $168 million, 11.7%. This increase was primarily due to a $154 million increase from booking and other fees from associates while revenues from other products grew $14 million. Travelocity.com increased revenues approximately $104 million, 257.9% due to increases in transaction revenue from growth in booking volumes, and advertising and license fee revenues. GetThere revenues increased approximately $10 million, 453.9%, resulting primarily from the combination of GetThere with the Company's existing Business Travel Solutions business in October 2000. Supplier revenue, which consists of services provided to air travel providers, such as United and TWA, for hosting their consumer Web sites, increased $5 million. GetThere also increased corporate and other revenue approximately $5 million, due to increases in trip fees and revenues from partnerships with agencies such as American Express and other on-line customers. Airline Solutions and Emerging Businesses revenues decreased approximately $40 million, 18.3%, due primarily to decreases in applications development performed on behalf of various work travel providers.

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COST OF REVENUES. Cost of revenues for the year ended December 31, 2000 increased approximately $106 million, 8.8%, compared to the year ended
December 31, 1999, from $1,211 million to $1,317 million. Approximately $32 million of this increase was driven by higher Travel Marketing and Distribution expenses for data processing, development labor and subscriber incentives. This increase was due to increased transactions resulting in increases in costs associated with Travelocity.com's customer service operations, including the addition of personnel and other costs associated with a new customer service center. The remaining increase of $61 million was primarily due to increased salaries, benefits and employee related expenses resulting from growth in Travelocity.com and the acquisition of GetThere.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $159 million, 86.9%, from $183 million to $342 million. General and administrative expenses for the year include approximately $19 million of non-recurring charges associated with the spin-off of the Company from AMR. Additionally, approximately $100 million of the increase in selling, general and administrative expenses relates to the Travelocity.com business and includes approximately $46 million of payments made to strategic distribution partners, approximately $36 million in increased advertising and promotion activities and approximately $18 million for higher salaries, benefits and other administrative expenses necessary to support the growth of that business. The remaining $40 million increase in selling, general and administrative expenses is due to the Company's growth initiatives including strategic acquisitions consummated during 2000.

AMORTIZATION OF GOODWILL AND INTANGIBLE ASSETS. Amortization of goodwill and intangible assets was $109 million in 2000. The Company recorded approximately $1 billion of goodwill and intangible assets associated with the merger of Preview and Travelocity.com and the acquisitions of GetThere, Gradient and an interest in Dillon in 2000. The acquired goodwill and intangible assets are being amortized over periods ranging from one to five years.

OPERATING INCOME. Operating income decreased $132 million, 43.3%, from $305 million to $173 million. Operating margins decreased from 18.0% in 1999 to 8.9% in 2000, due to an increase in operating expenses of 26.9% partially offset by a 14.2% increase in revenues. Travel Marketing and Distribution operating income increased $32 million, 8.8%, due to higher booking fees from associates. Travelocity.com had a $91 million decrease in operating income due primarily to increased goodwill amortization and higher selling, general and administrative expenses. GetThere had a $55 million decrease in operating income due primarily to higher goodwill amortization.

INTEREST INCOME. Interest income decreased by $12 million, 42.9%, from $28 million to $16 million, due primarily to lower average balances maintained in the Company's cash and marketable securities accounts as a result of the payment of a $675 million dividend to shareholders in February 2000 and strategic acquisitions during 2000.

INTEREST EXPENSE. Interest expense increased $22 million, 220%, from $10 million to $32 million as a result of the debt assumed during 2000 in connection with the payment of a $675 million dividend to shareholders in February 2000 and the acquisition of GetThere in October 2000.

OTHER INCOME (EXPENSE). Other income (expense) decreased $136 million, primarily due to a $138 million non-recurring gain recognized in 1999 on the liquidation of Equant N.V. ("Equant") depository certificates.

MINORITY INTERESTS. Minority interests include minority owners' interests in consolidated subsidiaries of the Company, primarily
Travelocity.com.

INCOME TAXES. The provision for income taxes was $93 million and $170 million for 2000 and 1999, respectively. The decrease in the provision for income taxes primarily corresponds with the change in income before the provision for income taxes. The decrease is also due to a lower effective tax rate resulting from the research and experimentation credit, partially offset by a higher effective tax rate resulting from non-deductible goodwill amortization. See Note 10 to the Consolidated Financial Statements for additional information regarding income taxes.

INCOME FROM CONTINUING OPERATIONS. Income from continuing operations decreased $194 million, 66.9% from $290 million in 1999 to $96 million in 2000 due to an increase in revenues of 14.2% which was more than offset by an increase of operating expenses of 26.9%, coupled with the non-recurring 1999 gain recognized on the liquidation of the Equant depository certificates. The increase in operating expenses was mainly driven by increases in expenses related to acquisition activity in 2000 including amortization of goodwill and intangible assets.

INCOME FROM DISCONTINUED OPERATIONS. Income from discontinued operations increased $7 million, 17.1%, from $41 million to $48 million for 1999 and 2000, respectively. Revenues decreased due to reduced conversion and migration work for US Airways and for Canadian Airlines applications work. The revenue decrease was more than offset by decreased operating expenses as a result of lower employee and contractor headcount.

NET EARNINGS. Net earnings decreased $188 million, 56.6%, from $332 million to $144 million, primarily due to decreases in other income, operating income and interest income and increases in interest expense in 2000 compared to 1999.


1999 COMPARED TO 1998

REVENUES. Total revenues from continuing operations for the year ended December 31, 1999 increased approximately $138 million, 8.8%, compared to the year ended December 31, 1998, from $1,561 million to $1,699 million. Travel Marketing and Distribution revenue increased $128 million, 9.7%. This increase was primarily due to a $100 million increase from booking and other fees from associates while revenues from other products grew $28 million. Travelocity.com revenues increased approximately $27 million, 197.1%. Transaction revenues from associates increased $19 million due to growth in booking volumes, and advertising and license fee revenues grew by $8 million. GetThere revenues increased $2 million, due to growth in transactions booked through Business Travel Solutions. Airline Solutions and Emerging Businesses revenues decreased approximately $18 million, 7.8%, due to decreases in certain project activities and US Airways outsourcing contract activity, partially offset by increases in Aerolineas Argentinas conversion migration.

COST OF REVENUES. Cost of revenues for the year ended December 31, 1999 increased approximately $89 million, 7.9%, compared to the year ended December 31, 1998, from $1,122 million to $1,211 million. Approximately $78 million of this increase was driven by higher Travel Marketing and Distribution expenses for communications, development labor and subscriber incentives. The remaining increase of $11 million was primarily due to increased salaries, benefits and employee related expenses resulting from growth of the business, partially offset by reversal of an accrual for a cost savings guarantee under the Marketing Cooperation Agreement. See Note 7 to the Consolidated Financial Statements for more information on this agreement.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $40 million, 28.0%, from $143 million to $183 million, primarily due to salaries, benefits and employee-related costs, advertising and other selling expenses. Salaries, benefits and employee-related costs increased as a result of sales growth initiatives and increased administrative requirements to support the Company's growth.

OPERATING INCOME. Operating income increased $9 million, 3.0%, from $296 million to $305 million. Operating margins decreased from 19.0% in 1998 to 18.0% in 1999, due to an increase in revenues of 8.8%, while operating expenses increased 10.2%. Travel Marketing and Distribution operating income increased $61 million, 20.0%, due to higher booking fees from associates. GetThere operating income decreased $22 million due primarily to higher operating expenses. Airline Solutions and Emerging Businesses operating income decreased $24 million due primarily to lower application development revenues.

INTEREST INCOME. Interest income increased by $2 million, due primarily to higher average balances maintained in the Company's cash and marketable securities accounts.

INTEREST EXPENSE. Interest expense decreased $9 million as a result of the settlement in June 1999 of the $318 million debenture payable to AMR.

OTHER INCOME (EXPENSE). Other income (expense) increased $123 million, primarily due to a $138 million gain recognized on the liquidation in 1999 of Equant depository certificates held by American for the economic benefit of the Company, partially offset by the one-time gain of $14 million recognized in 1998 as a result of the favorable court judgment relating to Ticketnet Corporation, an inactive subsidiary of the Company.

INCOME TAXES. The provision for income taxes was $170 million and $115 million for 1999 and 1998, respectively. The increase in the provision for income taxes corresponds with the increase in net income before the provision for income taxes, partially offset by a lower effective tax rate due primarily to increased foreign tax benefits. See Note 10 to the Consolidated Financial Statements for additional information regarding income taxes.

INCOME FROM CONTINUING OPERATIONS. Income from continuing operations increased $88 million, 43.9% from $202 million in 1998 to $290 million in 1999 due to an increase in revenues of 8.8% partially offset by an increase of operating expenses of 10.2%.

INCOME FROM DISCONTINUED OPERATIONS. Income from discontinued operations increased $11 million, 37.7%, from $30 million to $41 million for 1998 and 1999, respectively. Revenues decreased due to lower US Airways conversion and migration work, partially offset by increases in other applications work, primarily for Gulf Air. The revenue decrease was more than offset by decreased expenses as a result of lower employee and contractor headcount and lower services purchased relating to US Airways.

NET EARNINGS. Net earnings increased $100 million, 43.1%, from $232 million to $332 million, primarily due to the increases in other income and operating income and the reduction in interest expense.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2000, the Company had $193 million in cash and marketable securities, including $47 million of long-term marketable securities, and a working capital deficit of $573 million compared to cash and marketable securities and working capital balances at December 31, 1999 of $611 million and $451 million, respectively. The Company invests cash in short-term marketable securities, consisting primarily of certificates of deposit, bankers' acceptances, commercial paper, corporate notes and government notes. The reduction in the amount of cash and marketable securities and working capital was primarily due to the funding of the $675 million dividend paid in February 2000 and strategic acquisitions made by the Company in 2000. The Company plans to repay its short-term debt obligations prior to maturity using a combination of its available cash and marketable securities, proceeds from the EDS transaction and, depending on market conditions, other refinancing alternatives including but not limited to short-term to medium-term public or privately-placed debt.

The Company has historically funded its operations through cash generated from operations. The Company's cash provided by operating activities of $311 million, $495 million and $451 million in 2000, 1999 and 1998, respectively, were primarily attributable to net earnings before non-cash charges. The Company anticipates that cash flows from operating activities will not be significantly affected as a result of the EDS transaction.

On January 5, 2000, pursuant to the terms of the stock option agreement with US Airways, the Company settled the first tranche of options to acquire 3 million shares of the Company's Class A common stock with a cash payment of $81 million in lieu of issuing stock. The second tranche of options to acquire 3,406,914 shares of the Company's Class A common stock remained outstanding at December 31, 2000. Effective January 1, 2001, US Airways' ability to select alternative value in place of receiving stock for the second tranche of options expired. The Company may, at its discretion, choose to settle the remaining stock options with alternative value in place of issuing shares of its common stock. Such payment may result in the payment of cash by the Company to US Airways.

Net cash used for investing activities for 2000 and 1999 were $473 million and $438 million, respectively. Investing activities in 2000 primarily included $711 million for strategic acquisitions including GetThere, Preview, Gradient and an interest in Dillon as well as $190 million of expenditures for property and equipment. Investing activities in 1999 primarily included a $300 million loan to American and $167 million of expenditures for property and equipment.

The Company obtained $163 million in cash from financing activities in 2000 compared to cash used for financing activities in 1999 of $59 million. Cash provided by financing activities in 2000 includes $859 million from the issuance of notes payable which was partially offset by the payment of $675 million in dividends to shareholders in February and $34 million used to repurchase approximately 1 million shares of the Company's Class A common stock. See Note 12 to the Consolidated Financial Statements for a further discussion of the 2000 dividend. In the future, the Company intends to retain its earnings to finance future growth and, therefore, does not anticipate paying any additional cash dividends on its common stock. Any determination as to the future payment of dividends will depend upon the future results of operations, capital requirements and financial condition of the Company and its subsidiaries and such other factors as the Board of Directors of the Company may consider, including any contractual or statutory restrictions on the Company's ability to pay dividends. Cash used for financing activities in 1999 included $60 million to repurchase approximately 1 million shares of the Company's stock and the payment of $18 million to AMR in settlement of an outstanding debt obligation.

On February 4, 2000, the Company entered into a $300 million, senior unsecured, revolving credit agreement (the "Credit Facility"), which expires on September 14, 2004. Concurrently, the Company entered into a short-term $200 million, senior unsecured, term loan agreement (the "Interim Loan"), with an original maturity of August 4, 2000 which was subsequently extended to February 4, 2001. On February 18, 2000, the Company utilized a portion of its available cash balance and marketable securities, as well as proceeds from both the Credit Facility and Interim Loan to fund a $675 million dividend to shareholders. In connection with the bridge credit facility discussed below, the entire $200 million balance outstanding under the Interim Loan was repaid and the Interim Loan agreement was terminated. At December 31, 2000, there were no outstanding borrowings under the Interim Loan and $149 million outstanding under the Credit Facility.

On October 10, 2000, the Company entered into a $865 million bridge credit agreement (the "Bridge Credit Agreement"). Proceeds of the Bridge Credit Agreement were used to fund the acquisition of GetThere and to repay the $200 million outstanding under the Interim Loan. At December 31, 2000, the outstanding balance of borrowings under the Bridge Credit Agreement was $710 million. The Company used the entire $661 million of the proceeds from the EDS transaction to settle a portion of this debt. See Note 8 to the Consolidated Financial Statements for further information regarding these credit agreements.

During 1999, the Company entered into a syndicated lease financing facility of approximately $310 million for the use of land and an existing office building and the construction of a new corporate headquarters facility in Southlake, Texas, as well as the development of new data center facilities in Tulsa, Oklahoma. The financing facility will be accounted for as an operating lease. The initial term of the lease extends through September 14, 2004, with two optional one-year renewal periods thereafter. At the end of each renewal period, the Company is required to either renew the lease, purchase the property for its original cost, or arrange for the sale of the property to a third party, with the Company guaranteeing to the lessor proceeds on such sale of approximately 85% of the original fair value of the leased facility, or approximately $264 million. See Note 11 to the Consolidated Financial Statements for further information regarding future minimum lease payments.

On March 10, 2000, the Company filed a registration statement on Form S-3 with the Securities and Exchange Commission through which the Company intends to sell certain securities from time to time after the effective date of the registration statement. The Company intends to use the proceeds from the sale of any securities for general corporate purposes, including the retirement of debt, additions to working capital, capital expenditures and for acquisitions.

Capital expenditures have primarily consisted of purchases of equipment for the Tulsa data center facilities, as well as computer equipment, printers, fileservers and workstations to support (i) updating subscriber equipment primarily for travel agencies, (ii) expansion of the subscriber base and (iii) new product capital requirements. In the future, capital expenditures will primarily consist of new product capital requirements. The Company has estimated capital expenditures of approximately $140 million to $160 million for 2001. This estimated reduction from 2000 is due to anticipated decreases of IT asset acquisitions resulting from the sale of the IT infrastructure assets to EDS.

The Company believes that available balances of cash and marketable securities, cash flows from operations, cash received from the EDS transaction and, depending on market conditions, other refinancing alternatives including but not limited to short-term to medium-term public or privately-placed debt will be sufficient to meet the Company's cash requirements.

INTEREST IN EQUANT

At December 31, 2000, American held for the economic benefit of the Company
2.3 million depository certificates representing beneficial ownership of common stock of Equant, a telecommunications company affiliated with SITA. The depository certificates are issued by the SITA Foundation, which holds the underlying Equant shares. The depository certificates have an estimated value of approximately $60 million, based upon the market value of Equant's publicly-traded common stock at December 31, 2000.

In November 2000, an agreement was announced in which the SITA Foundation will exchange approximately 68 million Equant shares for France Telecom shares. The SITA Foundation will receive one France Telecom share for every
2.2 Equant shares. The agreement is conditional upon certain regulatory approvals from the European Union and the United States authorities. It is also subject to certain customary termination provisions. Completion is expected to take place in the first half of 2001. Based upon the terms of the SITA Foundation exchange agreement with France Telecom, the depository certificates have an estimated value of approximately $90 million at December 31, 2000. The Company's carrying value of these certificates was nominal at December 31, 2000, as certain restrictions limit the Company's ability to freely dispose of the certificates. Any future disposal of such depository certificates, or shares of France Telecom received in exchange for the depository certificates, may result in additional gains to the Company.

MERGERS AND ACQUISITIONS

During 2000, the Company completed the merger of Travelocity.com and Preview. Additionally, the Company completed the acquisitions of Gradient and GetThere, as well as acquired a 51% ownership interest in Dillon. For further information regarding these transactions, see Note 5 to the Consolidated Financial Statements.

INFLATION

The Company believes that inflation has not had a material effect on its results of operations.

RECENT ACCOUNTING PRONOUNCEMENT

The Company has adopted Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("FAS 133") effective January 1, 2001. FAS 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

At December 31, 2000, the Company was a party to certain derivative instruments, including foreign currency forwards designated as hedges related to anticipated foreign currency expenditures, an interest rate/foreign currency swap contract entered into in connection with Euro denominated debt related to the Gradient acquisition (see Note 5 to the Consolidated Financial Statements) and warrants received from Hotel Reservations Network in connection with an affiliation agreement. The Company recorded a gain of approximately $7 million, before minority interest and related income taxes, related to the adoption of FAS 133 in the first quarter of 2001.


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

CAUTIONARY STATEMENT

Statements in this report which are not purely historical facts, including statements regarding the Company's anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this report are based upon information available to the Company on the date of this report. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.

RISK FACTORS

Risks associated with an investment in the Company, and with achievement of the Company's forward-looking statements in this report, its news releases, Web sites, public filings, investor and analyst conferences and elsewhere, include, but are not limited to, the risk factors described below. Any of the risk factors described below could have a material adverse effect on the Company's business, financial condition or results of operations. The Company may not succeed in addressing these challenges and risks.

For a discussion of risk factors specific to the Travelocity.com business, please refer to the filings made with the Securities and Exchange Commission by Travelocity.com Inc. Those filings may be accessed on the Internet at www.sec.gov.

THE COMPANY FACES COMPETITION FROM ESTABLISHED AND EMERGING TRAVEL DISTRIBUTION CHANNELS. MANY OF THE COMPANY'S COMPETITORS IN THE TRAVEL MARKETING AND DISTRIBUTION BUSINESS ARE WELL FUNDED AND HAVE MAJOR TRAVEL SUPPLIERS AS SIGNIFICANT SHAREHOLDERS.

The Company's travel marketing and distribution business includes channels of distribution that target the Travel Agency, Business-to-Business, and Business-to-Consumer segments of the global travel distribution market. In all of these distribution channels, the Company faces significant competitors in the travel marketing and distribution business. In the Travel Agency channel, the Company's Sabre(R) global distribution system competes primarily against other large and well-established global distribution systems, including those operated by Amadeus, Galileo and Worldspan. Airlines are significant owners of each of those global distribution system competitors. Sabre is the only global distribution system in which no airline is a significant owner. In addition, the Company faces competition in the Travel Agency channel from travel suppliers that distribute directly to travel agencies and from non-global distribution system companies. In the Business-to-Business channel, the Company's GetThere and Sabre Business Travel Solutions suite of products compete not only against similar products offered by Amadeus, Galileo and Worldspan, but also with products offered by new competitors, including Oracle and SAP. Some of these competitors effectively market business travel systems that are bundled with financial and other non-travel software systems that are not offered by the Company. In the Business-to-Consumer channel, the Company's Travelocity.com product offering competes not only against similar products offered by Amadeus, Galileo and Worldspan, but also with a large number of travel Web sites, including those operated by travel suppliers and by Expedia (an affiliate of Microsoft Corporation) and Priceline. Airlines and other travel suppliers have significant ownership stakes in some of these competitors. In addition, various airlines have recently established their own travel distribution Web sites, and several have created or have announced plans to create multi-airline travel distribution Web sites (such as Orbitz, which has recently launched in the United States and the Online Travel Portal, which is proposed for Europe). Although government authorities in some jurisdictions are examining whether the content and features made available through multi-airline Web sites by their owner airlines must also be made available to competitor Web sites, and although Orbitz is under investigation by the U.S. Departments of Justice and Transportation, it is uncertain whether the various governments will act to require carriers owning multi-carrier sites to treat competing sites in a fair and non-discriminatory way.

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

RISK FACTORS (CONTINUED)

Furthermore, many travel suppliers offer lower prices when their products and services are purchased directly from the supplier, such as through its own Web site, than when they are offered by the Company. Consolidation among travel suppliers, including airline mergers and alliances, may increase competition from these supplier distribution channels.

INDUSTRY CONSOLIDATION AND INCREASED COMPETITION FOR TRAVEL AGENCY SUBSCRIBERS MAY RESULT IN INCREASED EXPENSES, REDUCED REVENUE AND MARKET POSITION, AND GREATER FINANCIAL LEVERAGE.

The absolute and relative size of the Company's Travel Agency subscriber base is important to the Company's success. Travel suppliers have reduced commissions paid to travel agencies, which has forced some smaller travel agencies to close or to combine with larger agencies. Although the Company has a leading share of large travel agencies, competition is particularly intense among global distribution systems for travel agency subscribers. The potential for the Company to add new Travel Agency subscribers exists primarily outside of North America. Some of the Company's competitors aggressively pay economic incentives to travel agencies to obtain business. New ownership or potential consolidation of existing global distribution systems may result in increased competition. For example, Cendant Corporation, a hotel and rental car supplier, announced on June 18 that it had entered into an agreement to acquire all of the outstanding common stock of Galileo. In order to compete effectively, the Company may need to increase incentives, increase spending on marketing or product development, or make significant investments to purchase strategic assets. If the Company does not retain subscribers representing a significant percentage of historic bookings through the Company's global distribution system, the Company's booking fee revenues would decrease.

AIRLINES THAT ARE DIVESTING THEIR OWNERSHIP OF GLOBAL DISTRIBUTION SYSTEMS MIGHT LIMIT THEIR PARTICIPATION IN THE COMPANY'S TRAVEL MARKETING AND DISTRIBUTION SERVICES.

Rules in the U.S., Canada and the European Union govern "computer reservation systems" such as the Company's global distribution system. Airlines that divest their ownership of computer reservation systems (such as American Airlines, British Airways, US Airways, and Continental Airlines) may not be subject to the rules in these jurisdictions, which would otherwise require them to participate in the Company's global distribution system in a non-discriminatory manner. The Company could be adversely affected by a decision by one or more large airlines to discontinue or to lower its level of participation in the Company's global distribution system. Consolidation among travel suppliers, including airline mergers, may increase competition from these supplier distribution channels.

REGULATORY DEVELOPMENTS COULD LIMIT THE COMPANY'S ABILITY TO COMPETE.

The U.S. Department of Transportation is currently engaged in a comprehensive review of its rules governing computer reservation systems such as the Company's global distribution system. It is unclear at this time when the Department of Transportation will complete its review and what changes, if any, will be made to the U.S. rules. The Company could be unfairly and adversely affected if the U.S. rules are retained as to traditional global distribution systems used by travel agencies but are not applied to Business-to-Consumer travel distribution Web sites owned by more than one airline. The Company could also be adversely affected if changes to the U.S. rules increased its cost of doing business, weakened the non-discriminatory participation rules to allow one or more large airlines to discontinue or to lower its level of participation in the Company's global distribution system, or caused the Company to be subject to rules that do not apply to its travel marketing and distribution competitors.

RAPID TECHNOLOGICAL CHANGES AND NEW DISTRIBUTION CHANNELS MAY RENDER THE COMPANY'S TECHNOLOGY OBSOLETE OR DECREASE THE ATTRACTIVENESS OF ITS SERVICES TO CUSTOMERS.

New distribution channels and technology in the travel marketing and distribution business and the outsourcing and software solutions business are rapidly emerging, such as the Internet, computer on-line services, private networks, cellular telephones and other wireless communications devices. The Company's ability to compete in the travel marketing and distribution business and outsourcing and software solutions business, and the Company's future results, depend in part on its ability to make timely and cost-effective enhancements and additions to its technology and to introduce new products and services that meet customer demands and rapid advancements in technology. Maintaining flexibility to respond to technological and market dynamics may require substantial expenditures and lead-time. There can be no assurance that the Company will successfully identify and develop new products or services in a timely manner, that products, technologies or services developed by others will not render the Company's offerings obsolete or noncompetitive, or that the technologies in which the Company focuses its research and development investments will achieve acceptance in the marketplace.

THE COMPANY'S SYSTEMS MAY SUFFER FAILURES, CAPACITY CONSTRAINTS AND BUSINESS INTERRUPTIONS, WHICH COULD INCREASE THE COMPANY'S OPERATING COSTS AND CAUSE THE COMPANY TO LOSE CUSTOMERS.

The Company's travel marketing and distribution and outsourcing and software solutions businesses are largely dependent on the computer data centers and network systems operated by EDS. The Company relies on several communications service suppliers to provide network access between the Company's computer data center and end-users of the Company's travel marketing and distribution and outsourcing and software solutions services. The Company occasionally experiences system interruptions that make the Company's global distribution system or other data processing services unavailable. Much of the Company's computer and communications hardware is located in a single facility. Our systems might be damaged or interrupted by fire, flood, power loss, telecommunications failure, break-ins, earthquakes and similar events. Computer viruses, physical or electronic break-ins and similar disruptions might cause system interruptions, delays and loss of critical data and could significantly diminish the Company's reputation and brand name and prevent it from providing services. Although the Company believes it has taken adequate steps to address these risks, the Company could be harmed by outages in or unreliability of the data center or network systems.

THE COMPANY'S REVENUES ARE HIGHLY DEPENDENT ON THE TRAVEL AND TRANSPORTATION INDUSTRIES, AND PARTICULARLY ON THE AIRLINES.

Most of the Company's revenue is derived from airlines, hotel operators and car rental companies and other suppliers in the travel and transportation industries. The Company's revenue increases and decreases with the level of travel and transportation activity, and is therefore highly subject to declines in or disruptions to travel and transportation. Factors that may adversely affect travel and transportation activity include price escalation in travel-related industries, airline or other travel-related labor action, political instability and hostilities, bad weather, fuel price escalation, increased occurrence of travel-related accidents, acts of terrorism, and economic downturns and recessions. The travel industry is seasonal, and the Company's revenue varies significantly from quarter to quarter.

THE COMPANY FACES TRADE BARRIERS OUTSIDE OF NORTH AMERICA THAT LIMIT ITS ABILITY TO COMPETE.

Trade barriers erected by non-U.S. travel suppliers - historically often government-owned - have on occasion prevented the Company from offering its products and services in their markets or have denied the Company content or features that they give to the Company's competitors. Those trade barriers make the Company's products and services less attractive to travel agencies in those countries than other global distribution systems that have such capability and have restricted the ability of the Company to gain market share outside of the U.S. Competition in those countries could require the Company to increase incentives, reduce prices, increase spending on marketing or product development, or otherwise to take actions adverse to the Company.

THE COMPANY'S INTERNATIONAL OPERATIONS ARE SUBJECT TO OTHER RISKS.

The Company faces risks inherent in international operations, such as risks of currency exchange rate fluctuations, local economic and political conditions, restrictive governmental actions (such as trade protection measures, including export duties and quotas and custom duties and tariffs), changes in legal or regulatory requirements, import or export licensing requirements, limitations on the repatriation of funds, difficulty in obtaining distribution and support, nationalization, different accounting practices and potentially longer payment cycles, seasonal reductions in business activity, higher costs of doing business, consumer protection laws and restrictions on pricing or discounts, lack of or the failure to implement the appropriate infrastructure to support the Company's technology, disruptions of capital and trading markets, laws and policies of the U.S. affecting trade, foreign investment and loans, and tax and other laws. These risks may adversely affect the Company's ability to conduct and grow business internationally.

THE COMPANY MAY NOT SUCCESSFULLY MAKE AND INTEGRATE BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES.

The Company plans to continue to enter into business combinations, investments, joint ventures or other strategic alliances with other companies in order to maintain and grow revenue and market presence. Those transactions with other companies create risks such as difficulty in assimilating the operations, technology and personnel of the combined companies; disruption of the Company's ongoing business, including loss of management focus on existing businesses and other market developments; problems retaining key technical and managerial personnel; expenses associated with amortization of goodwill and other purchased intangible assets; additional operating losses and expenses of acquired businesses; impairment of relationships with existing employees, customers and business partners; and fluctuations in value and losses that may arise from equity investments. In addition, the Company may not be able to identify suitable candidates for business combinations and strategic investments, obtain financing or acceptable terms for such business combinations and strategic investments or otherwise to make such business combinations and strategic investments on acceptable terms.


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